Exhibit 23.2

CONSENT OF LEGAL COUNSEL

July 7, 2017

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement on Form S-1 of Eastside Distilling, Inc. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Summit Law Group, PLLC
SUMMIT LAW GROUP, PLLC